Exhibit 5.1
Form of Legal Opinion

MORSE, ZELNICK, ROSE & LANDER, LLP
405 PARK AVENUE
NEW YORK, NEW YORK 10022

(212) 838-1177

November __, 2009

BioCurex, Inc.
(f/k/a Whispering Oaks International, Inc.)
7080 River Road
Richmond, British Columbia V6X 1X5
CANADA

Dear Sirs:

We are acting as counsel to BioCurex, Inc. (formerly known as Whispering Oaks International, Inc.), a Texas corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-1, designated as SEC File No. 333-162345, and all pre-effective amendments thereto (the “Registration Statement”), initially filed on October 5, 2009. The Registration Statement registers the offering and sale by the Company of up to $11,592,000 worth of units (the “Units”), including Units covered by the underwriters’ over-allotment option, to be offered and sold in an underwritten offering (the “Offering”) and a warrant covering up to $1,209,600 worth of Units to be issued to the representative of the several underwriters as additional compensation for acting as the managing underwriter of the offering (the “Representative’s Warrant”). The Registration Statement also covers the offer and sale of the shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) and the redeemable common stock purchase warrants (the “Warrants”) included in the Units. Each Warrant entitles the holder thereof to purchase one share of Common Stock at any time during the five year period beginning on the effective date of the Registration Statement and will have an exercise price equal to 150% of the closing market price of a share of the Common stock on the pricing date of the Units. The Warrants are governed by the terms of a warrant agreement (the “Warrant Agreement”) between the Company and the Securities Transfer Corporation, as warrant agent. The Representative’s Warrant entitles the holder to purchase up to such number of Units as shall equal 10% of the Units sold in the Offering at a price per Unit equal to 120% of the Unit offering price. The Representative’s Warrant will be exercisable at any time during the four-year period beginning one year after the effective date of the Registration Statement. As used herein, the term “Securities” includes the Units (including the units underlying the Representative’s Warrant), the Representative’s Warrant, the shares of Common Stock and the Warrants included in the Units as well as the shares of Common Stock issuable upon exercise of the Warrants.

In this regard, we have reviewed the Company’s Articles of Incorporation, as amended, resolutions adopted by the Company’s Board of Directors, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions, as we have deemed relevant in rendering this opinion. Based upon the foregoing, we are of the opinion that:

(i)	the Securities have been duly and validly authorized for issuance by all necessary corporate action by the Company;

(ii)

when issued and sold by the Company against payment therefore pursuant to the terms of the underwriting agreement between the Company and the representative of the several underwriters of the Offering (the “Underwriting Agreement”), the shares of Common Stock included in the Units will be validly issued, fully paid and non-assessable;

(iii)

when issued and sold by the Company against payment therefore pursuant to the terms of the Representative’s Warrant, the shares of Common Stock included in the Units issuable upon exercise of the Representative’s Warrant will be validly issued, fully paid and non-assessable;

(iv)

when issued and sold by the Company against payment therefore pursuant to the terms of the Underwriting Agreement or the Representative’s Warrant, as the case may be, and when the certificates therefore have countersigned by the Warrant Agent pursuant to the terms of the Warrant Agreement, the Warrants will be validly issued and represent a binding obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and subject to availability of equitable remedies and subject to public policy limitations as to the enforceability of indemnifications obligations under certain circumstances;

(v)

when issued and sold by the Company against payment therefore pursuant to the terms of the Warrants, the shares of Common Stock issuable upon exercise of the Warrants will be validly issued, fully paid and non-assessable; and

(vi)

when executed and delivered by the Company, the Representative’s Warrant will be validly issued and represent a binding obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and subject to availability of equitable remedies.

This opinion is limited to: (i) the federal laws of the United States of America, including statutory provisions and reported judicial decisions interpreting those laws; (ii) the laws of the State of Texas, including statutory provisions, applicable provisions of the Texas Constitution and reported judicial decisions interpreting those laws; and (iii) with respect to the Representative’s Warrant only, the laws of the State of Oregon. In connection therewith, we note that we are only admitted to practice law in the State of New York.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter and that might affect the opinions expressed herein.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the related prospectus under the heading “Legal Matters.” In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,